FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2014 FIRST QUARTER RESULTS

Sales of Ongoing Brands Increase 17%

New York, New York, May 7, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2014.

First Quarter 2014 Compared to First Quarter 2013:

•	Net sales of ongoing brands (excluding Burberry brand sales) increased 17% to $121.7 million from $104.1 million; at comparable foreign currency exchange rates, net sales of ongoing brands increased 16%;
•	Reported net sales of $121.7 million were 43% below the $213.8 million reported in the 2013 first quarter when Burberry brand sales were included;
•	European-based operations generated sales of ongoing brands of $102.3 million, up 20% from $85.4 million;
•	Sales by U.S.-based operations were $19.4 million, up 4% from $18.7 million;
•	Gross margin was 56.9% of net sales compared to 63.0%;
•	S, G & A expense as a percentage of net sales was 42.6% compared to 31.6%;
•	Operating margin was 14.3% of net sales compared to 31.3% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $12.2 million compared to $42.9 million; and,
•	Basic and diluted earnings per share were $0.29 compared to $1.03.

Jean Madar, Chairman & CEO of Inter Parfums commented, “As we reported, we achieved strong growth from our ongoing brands. Excluding Burberry from the prior year quarters, European-based product sales were up 20% year-over-year to $102.3 million. Top line growth was especially strong in North America, South America and Western Europe, which more than offset the decline in Eastern Europe. We are especially pleased by the initial response to our first scents for the Karl Lagerfeld brand which debuted in March and contributed more than $13 million in incremental sales. In addition, Montblanc brand sales rose 37% as a result of steady gains from Legend fragrances along with the recent launch of Emblem, the second men’s scent created for the brand.”

He continued, “As we reported last month, the 25% decline in first quarter Jimmy Choo brand is better understood in the context of the last year’s 50% comparable quarter increase in brand sales. With better than expected backorders for Jimmy Choo Man launching in the fall, we expect a gain in full year brand sales. The Lanvin brand, which also had a challenging comparison to the prior year period, is particularly strong in Eastern Europe and Russia, where the market downturn was a key factor in depressed brand sales. However, with the introduction of Lanvin Me L’Eau later in the year, Lanvin brand sales are expected to improve.”

Mr. Madar further noted, “With regard to U.S.-based operations, we began shipping Fatale and Fatale Pink to Agent Provocateur stores and select international markets for the upcoming launch. For Alfred Dunhill, in addition to our newly redesigned packaging for several Alfred Dunhill legacy scents, we have a major new brand launch coming later in the year. We have also created several selective distribution items for the Anna Sui brand. Sui Dreams in Pink launched exclusively in Japan and regional rollouts are planned for the brand extension, La Nuit de Bohème, in the Middle East and Asia later this year. In addition, we have the inaugural fragrances for Shanghai Tang scheduled to launch in namesake stores late in the year with global rollout planned for 2015.”

Inter Parfums, Inc. News Release May 7, 2014	Page 2

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. stated, “The decline in first quarter gross margin, operating margin, and net income attributable to Inter Parfums, Inc. is the result of the termination of the Burberry license in December 2012, which was followed by a transition agreement during the 2013 first quarter. The 2013 first quarter was exceptionally profitable as we continued to operate certain aspects of the business for the brand including distribution, but we incurred essentially no associated advertising and promotion expense. Selling, general and administrative expenses as a percent of sales in the first quarter of 2014 have returned to a more normalized level for this reporting period, down from 67.6% in the 2013 fourth quarter, but up considerably from the 31.6% in last year’s first quarter.”

Mr. Greenberg continued, “In the first quarter of 2014, cash flow from operating activities was a use of $27.3 million, resulting primarily from an increase in accounts receivable stemming from sales growth and a decrease in accounts payable and accrued expenses reflecting payment of 2013 advertising liabilities. Our financial position remains very strong. We closed the quarter with $409 million in working capital, including approximately $273 million in cash, cash equivalents and short-term investments, and no long-term debt.”

2014 Guidance Affirmed

Mr. Greenberg reaffirmed 2014 guidance stating, “With respect to our 2014 outlook, we are maintaining our guidance for net sales of approximately $495 million, which represents nearly 15% growth of our ongoing brands. Our expectations for net income attributable to Inter Parfums, Inc. remain in the range of $0.93 to $0.98 per diluted share. As in the past, we will update our guidance as appropriate as the year progresses and our visibility improves.” Guidance assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on July 15, 2014 to shareholders of record on June 30, 2014.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, May 8, 2014. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release May 7, 2014	Page 3

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.

You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release constitutes important supplemental measures of operating performance, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release May 7, 2014	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2014	2013

Net sales	$121,730	$213,810

Cost of sales	52,500	79,167

Gross margin	69,230	134,643

Selling, general and administrative expenses	51,807	67,667

Income from operations	17,423	66,976

Other expenses (income):
Interest expense	273	457
Loss on foreign currency	(49)	1,443
Interest and dividend income	(1,111)	(1,189)

	(887)	711

Income before income taxes	18,310	66,265

Income taxes	6,160	23,323

Net income	12,150	42,942

Less: Net income attributable to the noncontrolling interest	3,256	11,246

Net income attributable to Inter Parfums, Inc.	$8,894	$31,696

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.29	$1.03
Diluted	$0.29	$1.03

Weighted average number of shares outstanding:
Basic	30,900	30,687
Diluted	31,058	30,847

Dividends declared per share	$0.12	$0.12

Inter Parfums, Inc. News Release May 7, 2014	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$45,594	$125,650
Short-term investments	227,315	181,677
Accounts receivable, net	100,409	79,932
Inventories	117,957	117,347
Receivables, other	2,022	2,418
Other current assets	6,057	4,775
Income taxes receivable	7,347	6,435
Deferred tax assets	6,811	7,257
Total current assets	513,512	525,491
Equipment and leasehold improvements, net	10,262	10,444
Trademarks, licenses and other intangible assets, net	114,788	116,243
Other assets	12,716	11,880
Total assets	$651,278	$664,058
LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$3,236	$6,104
Accounts payable – trade	57,547	56,736
Accrued expenses	39,172	58,333
Income taxes payable	789	1,270
Dividends payable	3,712	3,704
Total current liabilities	104,456	126,147
Deferred tax liability	2,570	2,555
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,932,408 and 30,863,421 shares at March 31, 2014 and December 31, 2013, respectively	31	31
Additional paid-in capital	58,634	57,877
Retained earnings	364,670	359,459
Accumulated other comprehensive income	24,941	25,860
Treasury stock, at cost, 9,924,500 and 9,940,977 shares at March 31, 2014 and December 31, 2013, respectively	(36,266)	(36,016)
Total Inter Parfums, Inc. shareholders’ equity	412,010	407,211
Noncontrolling interest	132,242	128,145
Total equity	544,252	535,356
Total liabilities and equity	$651,278	$664,058